Exhibit 99.2
American Oil & Gas Recommences Drilling Activity at the Fetter Project
DENVER, July 7, 2006 — American Oil & Gas, Inc. (Amex: AEZ) has recommenced drilling activity in its Fetter project area with drilling operations on the Company’s State 4-36-H well. The State 4-36-H well, located in Converse County, Wyoming, is the first of two currently planned wells to be drilled in the Fetter project area. Both wells are designed to be horizontal tests of the approximate 11,500 foot deep Frontier formation. Turnkey E&P Corporation, a wholly owned subsidiary of Calgary, Alberta based Turnkey E&P Inc. will participate in the two wells, and also will serve as operator and apply casing drilling technology through the use of one of its four purpose-built casing drilling rigs.
Casing drilling utilizes the actual steel casing as the drilling string, versus drilling with drill pipe, and installs the casing in the wellbore while drilling. This process has been shown to reduce, overcome or eliminate the risk of wellbore collapse, stuck pipe, lost circulation and other well control issues in many applications and is currently being used as the method of choice in a number of field development programs. Cost savings can be another potential benefit of using casing drilling, as the possibility exists of eliminating one or more casing strings. Casing drilling on this two well program will be used in conjunction with a modified version of the underbalanced horizontal drilling technology previously used on the Sims 16-26 well last fall, which was American’s initial attempt at drilling in the Fetter area. The Sims 16-26 well temporarily produced natural gas and liquid hydrocarbons at rates up to 15 million cubic feet equivalent per day, from approximately 255 feet of lateral wellbore (out of a planned 2,000 feet) that was drilled into the Frontier formation. Wellbore and mechanical problems resulted in the loss of the lateral section of the well and subsequent side tracking resulted in the well being drilled vertically to total depth in a fashion that does not support fracture stimulation. The Sims well continues to produce minimal amounts of natural gas and condensate. American’s second well in its Fetter project area, the Hageman 16-34, was drilled and cased to 8,625 feet before drilling rig issues required temporarily suspending drilling operations and releasing the rig in November 2005. Although plans are not to immediately re-enter the Hageman well, future plans include coming back to the Hageman well to complete drilling operations.
Under the terms of the agreement with Turnkey, Turnkey will operate and pay for 60% of the costs before casing point and 40% of the costs after casing point in order to earn a 40% working interest in the first two wells and in the 640 acre spacing unit surrounding each. American will pay for 27% of the costs before casing point and 40.5% of the costs after casing point and will retain a 40.5% working interest in these two initial wells. It is anticipated that the State 4-36-H could take approximately 60 to 75 days to drill and evaluate at a total cost of between $4.7 million to $6 million ($1.46 million to $1.86 million, net to American).
If certain drilling criteria are met on these initial test wells, Turnkey has the option to purchase a 15% working interest in the Fetter acreage block, encompassing the approximate 51,000 gross acres, for approximately $750,000. If Turnkey exercises its option, American’s existing 67.5% working interest would be reduced by 10.125%, to 57.375%, and American’s share of the $750,000 payment would be approximately $500,000.
Upon mutual agreement, a third test well may be drilled on a non-promoted basis, in order to further evaluate the casing drilling technology. Should a third test well be drilled, Turnkey would pay 30% of the costs and would earn a 30% working interest and American would pay 47.25% of the costs and would retain a 47.25% working interest.
The Fetter field project area consists of approximately 51,000 gross acres within American’s approximate 120,000 gross acre Douglas project located in the southern portion of the Powder River Basin of Wyoming. The Fetter field has a history of various exploration and developmental attempts with numerous wells having been drilled over four decades that have encountered and/or produced natural gas and condensate from the Niobrara and Frontier formations.

American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanog.com.
This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.
Contact:
Pat O’Brien, CEO
303.991.0173, ext. 106
pato@americanog.com
Neal Feagans, Investor Relations
Feagans Consulting, Inc
303.449.1184